Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Annapolis, Maryland
July 22, 2011
Contact:	Richard J. Morgan
President and Chief Executive Officer (410.280.6695)

COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS

CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $901 thousand for the six months ended June 30, 2011 as compared to $916 thousand for the six months ended June 30, 2010.  Basic and diluted earnings were $0.49 per share for the six months ended June 30, 2011 as compared to $0.50 during the same period in 2010. Earnings declined slightly during 2011 as compared to 2010 as the increase in net interest margin was largely offset by an increase in the provision for loan losses, write-downs of other real estate owned and increased loan collection expenses. The Company continues to experience the detrimental effects of the weakened economy on new, quality loan volume as well as its loan customers’ ability to pay and on collateral values. Net interest margin increased in 2011 as compared to 2010 primarily because of reduced interest expense paid on deposits. The Company assets increased $7.5 million at June 30, 2011 from December 31, 2010 with increases in cash and cash equivalents offsetting the decline in loans receivable. Key measurements and events for the six months ended June 30, 2011 include the following:

•                  Net interest income, the Company’s main source of income, increased by 9.1% from $4.6 million in 2010 to $5.0 million in 2011. Net interest income increased primarily because of the reduced cost of funds during 2011 as the Company renewed or replaced certificates of deposit at lower interest rates.  Net interest margin was 5.03% in the six months ended June 30, 2011, as compared to 4.56% in the same period in 2010.

•                  The Company’s net income of $901 thousand for the six months ended June 30, 2011 was comparable to net income of $916 thousand for the six months ended June 30, 2010. The $15 thousand decline in net income is primarily attributable to the increase in the provision for loan losses, write-downs of other real estate owned and increased loan collection expenses.

•                  The provision for loan losses increased from $1.0 million in the six months ended June 30, 2010 to $1.3 million in the six months ended June 30, 2011. The Company also wrote-down the recorded value of its other real estate owned by $125 thousand to recognize the decline in the value of other real estate owned in 2011; no such write-down was needed in 2010. Loan collection expenses increased from $37 thousand in 2010 to $89 thousand in 2011. Collectively, these expenses were $451 thousand higher in 2011 as compared to the same period in 2010.

•                  Total assets increased by 3.7% from $203 million at December 31, 2010 to $211 million at June 30, 2011. Net loans outstanding decreased by 2.5% from $182 million at December 31, 2010 to $177 million as of June 30, 2011. Deposits increased by 3.6% from $180 million at December 31, 2010 to $187 million at June 30, 2011. The Company has concentrated on increasing earnings through balance sheet management to grow its capital levels during these economically challenging times. The Company’s capital ratios exceed those necessary to be considered “Well Capitalized” under Federal capital guidelines.

•                  Non-performing loans declined to $6.7 million at June 30, 2011 from $7.3 million at December 31, 2010. The allowance for loan losses was $3.4 million, 1.9% of loans receivable, at June 30, 2011 as compared to $3.2 million, 1.7% of loans receivable, at December 31, 2010. Loans in the amount of $1.1 million, net of recoveries, were written-off during the six months ended June 30, 2011.

•                  Non-interest income increased by 11.2% from $616 thousand in 2010 to $685 thousand in 2011 primarily from gains on sales of other real estate owned, net rental income on leased other real estate owned and increased deposit fee income during 2011.  Non-interest expenses increased by 10.6% from $2.6 million in 2010 to $2.9 million in 2011, including the asset write-offs and collection expenses noted above.

CommerceFirst Bancorp, Inc. and Subsidiary

Condensed Consolidated Statements of Financial Condition

June 30, 2011 and December 31, 2010

(Dollars in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$25,755	$13,726
Investments in restricted stocks, at cost	527	527
Loans receivable, net of allowance for loan losses	177,249	181,709
Other real estate owned	3,332	3,324
Other assets	3,733	3,838
Total Assets	$210,596	$203,124

LIABILITIES
Deposits	$186,638	$180,110
Other liabilities	692	649
Total Liabilities	187,330	180,759

STOCKHOLDERS’ EQUITY
Common stock - $.01 par value; authorized 4,000,000 shares.
Issued and outstanding: 1,820,548 shares at June 30, 2011 and at December 31, 2010	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	5,395	4,494
Total Stockholders’ Equity	23,266	22,365
Total Liabilities and Stockholders’ Equity	$210,596	$203,124

CommerceFirst Bancorp, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2011 and 2010

(Dollars in thousands except per share data)

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Interest income	$6,117	$6,330
Interest expense	1,118	1,747
Net interest income	4,999	4,583
Provision for loan losses	1,308	1,034
Net interest income after provision for loan losses	3,691	3,549

Non-interest income	685	616
Non-interest expenses	2,919	2,640
Income before income taxes	1,457	1,525
Income tax expense	556	609
Net income	$901	$916
Basic and diluted earnings per share	$0.49	$0.50

Forward Looking Statements.     This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.